As filed with the Securities and Exchange Commission on March 27, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Favrille, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0892797
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10421 Pacific Center Court, Suite 150

San Diego, CA 92121

(858) 526-8000

(Address of principal executive offices)

Favrille, Inc. Amended and Restated 2001 Equity Incentive Plan

Favrille, Inc. 2005 Employee Stock Purchase Plan

(Full title of the plans)

John P. Longenecker, Ph.D

President and Chief Executive Officer

Favrille, Inc.

10421 Pacific Center Court, Suite 150

San Diego, CA 92121

(Name and Address of Agent for Service)

(858) 526-8000

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Frederick T. Muto, Esq.

Jane K. Adams, Esq.

Cooley Godward LLP

4401 Eastgate Mall

San Diego, CA 92121

(858) 550-6000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered (1)		Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock (par value $0.001 per share):	3,766,452 shares	(2)	$3.50 - $7.45	$27,610,393	$2,955

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement also registers any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), as may become issuable under the Registrant’s 2001 Amended and Restated Equity Incentive Plan (the “2001 EIP”), or the Registrant’s 2005 Employee Stock Purchase Plan (the “2005 ESPP”) as a result of any stock split, stock dividend, recapitalization or similar event.

(2) Represents: (i) 1,016,452 shares of Common Stock that were automatically added to the shares authorized for issuance under the 2001 EIP on January 1, 2006 pursuant to an automatic adjustment provision contained in the 2001 EIP; (ii) an aggregate of 2,600,000 shares of Common Stock that are expected to be added to the shares authorized for issuance under the 2001 EIP in 2007 and 2008 pursuant to such automatic adjustment provision; (iii) 50,000 shares of Common Stock that were automatically added to the shares authorized for issuance under the 2005 ESPP on January 1, 2006 pursuant to an automatic adjustment provision contained in the 2005 ESPP; and (iv) an aggregate of 100,000 shares of Common Stock that are expected to be added to the shares authorized for issuance under the 2005 ESPP in 2007 and 2008 pursuant to such automatic adjustment provision.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the 1933 Act. The price per share and aggregate offering price are described in the table below and are based upon (a) the actual exercise price for shares of Common Stock subject to outstanding stock options previously granted under the 2001 EIP and (b) the average of the high and low sales prices of the Common Stock on March 22, 2006, as reported on the Nasdaq National Market, for all other shares of Common Stock being registered hereby that are issuable under the 2001 EIP or the 2005 ESPP. The following chart shows the calculation of the registration fee:

Type of Shares	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Common Stock issuable pursuant to outstanding options under the 2001 EIP	39,570	$3.50	$138,495
Common Stock issuable pursuant to outstanding options under the 2001 EIP	2,500	$4.01	$10,025
Common Stock issuable pursuant to outstanding options under the 2001 EIP	6,675	$4.05	$27,034
Common Stock issuable pursuant to outstanding options under the 2001 EIP	200	$3.82	$764
Common Stock issuable pursuant to outstanding options under the 2001 EIP	13,500	$6.18	$83,430
Common Stock issuable pursuant to outstanding options under the 2001 EIP	875	$5.82	$5,093
Common Stock issuable pursuant to outstanding options under the 2001 EIP	100	$5.75	$575
Common Stock issuable pursuant to outstanding options under the 2001 EIP	3,200	$5.74	$18,368
Common Stock issuable pursuant to outstanding options under the 2001 EIP	113,570	$5.61	$637,128
Common Stock issuable pursuant to outstanding options under the 2001 EIP	575	$6.63	$3,813
Common Stock issuable pursuant to outstanding options under the 2001 EIP	554,031	$7.40	$4,099,830
Common Stock issuable under the 2001 EIP	2,881,656	$7.45	$21,468,338
Common Stock issuable under the 2005 ESPP	150,000	$7.45	$1,117,500
Totals	3,766,452	N/A	$27,610,393

(4) Calculated by multiplying the proposed maximum aggregate offering price by 0.000107.

INCORPORATION BY REFERENCE OF CONTENTS OF

REGISTRATION STATEMENT ON FORM S-8 (FILE NO. 333-122825)

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plans is effective. The Registrant previously registered shares of its Common Stock for issuance under the 2001 EIP and the 2005 ESPP under a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 14, 2005 (File No. 333-122825). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statement referenced above.

Item 8. Exhibits

Exhibit Number

3.1	Amended and Restated Certificate of Incorporation.(1)

3.2	Amended and Restated Bylaws.(1)

4.1	Form of Common Stock Certificate of Registrant.(1)

4.2	Amended and Restated Investor Rights Agreement dated March 26, 2004 between the Registrant and certain of its stockholders.(1)

4.3	Amendment No. 1 to Amended and Restated Investor Rights Agreement dated April 6, 2004 between the Registrant and certain of its stockholders.(1)

4.4	Securities Purchase Agreement dated March 6, 2006, by and among Favrille and the individuals and entities identified on Exhibit A thereto (the “Securities Purchase Agreement”).(2)

4.5	Form of Warrant issued pursuant to the Securities Purchase Agreement.(2)

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1	Amended and Restated 2001 Equity Incentive Plan and Forms of Stock Option Agreement for management, Stock Option Agreement for non-management, and Stock Option Grant Notice thereunder.(3)

99.2	2005 Employee Stock Purchase Plan and Form of Offering Document thereunder.(1)

(1)                                  Filed as an exhibit to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-114299), originally filed with the Commission on April 8, 2004, and incorporated herein by reference.

(2)                                  Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K dated March 6, 2006 and incorporated herein by reference.

(3)                                  Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and incorporated herein by reference.

Item 9. Undertakings

1.                                      The undersigned registrant hereby undertakes:

(a)                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b)                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 27, 2006.

FAVRILLE, INC.

By:	/s/ John P. Longenecker
John P. Longenecker, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS , that each person whose signature appears below constitutes and appoints John P. Longenecker, Ph.D. and Tamara A. Seymour, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John P. Longenecker
John P. Longenecker, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	March 27, 2006

/s/ Tamara A. Seymour
Tamara A. Seymour	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 27, 2006

/s/ Cam L. Garner	Chairman of the Board of	March 27, 2006
Cam L. Garner	Directors

/s/ Michael L. Eagle	Director	March 27, 2006
Michael L. Eagle

/s/ Antonio J. Grillo-Lopez	Director	March 27, 2006
Antonio J. Grillo-Lopez, M.D.

/s/ Peter Barton Hutt	Director	March 27, 2006
Peter Barton Hutt

/s/ Douglas E. Kelly	Director	March 27, 2006
Douglas E. Kelly, M.D.

Signature	Title	Date

/s/ Fred Middleton	Director	March 27, 2006
Fred Middleton

/s/ Arda Minocherhomjee	Director	March 27, 2006
Arda Minocherhomjee, Ph.D.

/s/ Wayne I. Roe	Director	March 27, 2006
Wayne I. Roe

/s/ Ivor Royston	Director	March 27, 2006
Ivor Royston, M.D.

EXHIBIT INDEX

Exhibit Number

3.1	Amended and Restated Certificate of Incorporation.(1)

3.2	Amended and Restated Bylaws.(1)

4.1	Form of Common Stock Certificate of Registrant.(1)

4.2	Amended and Restated Investor Rights Agreement dated March 26, 2004 between the Registrant and certain of its stockholders.(1)

4.3	Amendment No. 1 to Amended and Restated Investor Rights Agreement dated April 6, 2004 between the Registrant and certain of its stockholders.(1)

4.4	Securities Purchase Agreement dated March 6, 2006, by and among the Registrant and the individuals and entities identified on Exhibit A thereto (the “Securities Purchase Agreement”).(2)

4.5	Form of Warrant issued pursuant to the Securities Purchase Agreement.(2)

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1	Amended and Restated 2001 Equity Incentive Plan and Forms of Stock Option Agreement for management, Stock Option Agreement for non-management, and Stock Option Grant Notice thereunder.(3)

99.2	2005 Employee Stock Purchase Plan and Form of Offering Document thereunder.(1)

(1)                                  Filed as an exhibit to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-114299), originally filed with the Commission on April 8, 2004, and incorporated herein by reference.

(2)                                  Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K dated March 6, 2006 and incorporated herein by reference.

(3)                                  Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and incorporated herein by reference.